                                                                    Exhibit 99.1


     Ibis Technology Corporation Announces 1998 Fourth Quarter and Year-End
     Results: Revenues Increase Substantially and Net Loss Sharply Narrows

     DANVERS, Mass., Feb. 24 /PRNewswire/ -- Ibis Technology Corporation (Nasdaq: IBIS), the leading manufacturer of high current oxygen implanters and supplier of SIMOX-SOI (Separation by IMplantation of OXygen/Silicon-On-Insulator) wafers to semiconductor manufacturers, today announced its financial results for the fourth quarter and fiscal year ended December 31, 1998.

     Revenues for the fourth quarter ended December 31, 1998 increased by 145 percent to $3,578,000, from $1,460,000 reported in the comparable 1997 quarter. For the 1998 fiscal year, total revenues increased by 132 percent to $15,466,000 from $6,674,000 reported a year ago. The increase in revenues for both the fourth quarter and the full fiscal year was due primarily to revenue derived from the sale of Ibis 1000 implanters (there were no such sales for the corresponding periods in 1997).

     For the same reason, the net loss for the three and twelve months ended December 31, 1998 sharply narrowed from the comparable 1997 periods. Net loss for the fourth quarter of 1998 sharply narrowed to $437,000, or $0.06 per share, compared to a net loss of $2,174,000, or $0.33 per share, for the fourth quarter of 1997. For the 1998 fiscal year, net loss decreased to $1,166,000, or $0.17 per share, compared to a net loss of $3,938,000, or $0.69 per share, for the 1997 fiscal year.

     Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, stated: "Our progress during 1998 and the opening weeks of 1999 reflects the growing acceptance of SIMOX-SOI technology by the semiconductor industry and the progress that we are making in establishing Ibis as the world's leading supplier of SIMOX-SOI wafers and implanters. We believe that the commercial phase of SIMOX-SOI adoption by the industry has begun and that production of SIMOX-SOI-based devices will accelerate over the next two years.

     "From May 1998 to February 1999, we have received purchase orders for 5 Ibis 1000 implanters from two leading semiconductor manufacturers, which we believe are being targeted for production applications. Equipment revenue for the 1998 fiscal year represents revenue recognized on three of these implanters.

     "We have noted an increase in the level of interest regarding SIMOX-SOI technology in recent months by other leading semiconductor manufacturers who are seeking to remain competitive in an increasingly aggressive market environment. We are also seeing an increase in wafer requirements, a substantial portion of which are going to customers who appear to be ramping up their production of integrated circuits on SIMOX-SOI. In response to specific requirements from our customers, we developed and recently introduced our new Advantox-SI substrate, which expands the range of applications for SIMOX-SOI.

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

     "Last week at the International Solid State Circuits Conference, the premier forum for reporting the latest developments in integrated circuits, an entire session was dedicated to SOI. Leading the session with 4 papers, IBM reported on the 550 MHz PowerPC(TM) microprocessor built on SIMOX-SOI and using copper interconnect. IBM also reported achieving another milestone, successfully demonstrating one of the more challenging circuit functions, the phase locked loop for the 1GHz microprocessor, on SIMOX-SOI. Samsung also presented papers on their SOI based Alpha(TM) microprocessor as well as a 1 Gbit DRAM.

     An IBM vice president was quoted in Semiconductor Business News last week, saying, "The bottom line is that we have shown that SOI is real and it's here. Initially there is always some resistance to new technologies within the semiconductor industry. But once people see it's the best way to solve a problem, they become willing to use it. The industry will move to SOI technology. It's just a matter of time." IBM engineers also said that they have "barely scratched the surface of SOI's promise," and that the future on the technology is "open ended."

     Mr. Reid continued: "These are exciting and challenging times for both our industry and our Company. We look forward to working with our customers to further expand the industry's acceptance of SIMOX-SOI technology and continuing the efforts to move into mainstream commercial production."

     Separately, Ibis announced that its Annual Meeting of Stockholders has been scheduled for May 13, 1999 at 10:00 a.m. (Eastern Standard Time) at the Company's offices, as in past years.

     Ibis Technology Corporation is an advanced materials company which manufactures Ibis 100 high current oxygen implanters and supplies SIMOX-SOI wafers to the semiconductor industry. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on conventional bulk silicon or epitaxial wafers.

     The Company produces SIMOX-SOI wafers on advanced proprietary Ibis 1000 oxygen implantation equipment, utilizing proprietary processing technologies which the Company believes will enable it to produce SIMOX-SOI wafers for demanding high volume commercial applications.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, the impact of the Year 2000 issue; product demand and market acceptance risks; general economic conditions; the impact of competitive products; technologies and pricing; equipment capacity and supply constraints or difficulties; the cyclical nature of the semiconductor industry; and other risks described in the Company's Securities and Exchange Commission filings.

     Contact: Debra L. Nelson of Ibis Technology Corporation, 978-777-4247.

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

                           Ibis Technology Corporation
                               Summary of Results


                                4th Quarter Ended                 Year Ended
                                    December 31,                  December 31,
                                1998          1997           1998           1997

Product sales               $686,000      $688,000     $3,149,000     $3,389,000
Contract and
  other revenue              210,000       772,000      1,283,000      3,285,000
Equipment revenue          2,682,000            --     11,034,000             --
Total revenue              3,578,000     1,460,000     15,466,000      6,674,000
Cost of sales,
  excluding
  depreciation             2,713,000     2,087,000     11,437,000      5,456,000
   Depreciation              290,000       485,000      1,467,000      1,825,000
   Gross profit (loss)       575,000    (1,112,000)     2,562,000       (607,000)
   Operating
    expenses               1,146,000     1,214,000      4,265,000      3,625,000
Loss from
 operations                 (571,000)   (2,326,000)    (1,703,000)    (4,232,000)
Other income                 134,000       152,000        537,000        294,000
Net income (loss)          $(437,000)  $(2,174,000)   $(1,166,000)   $(3,938,000)
Net income (loss)
 Per share $                  $(0.06)       $(0.33)        $(0.17)        $(0.69)

Weighted average
 number of shares
 used in per
 share calculation         6,841,639     6,621,045      6,759,870      5,709,931


                           Ibis Technology Corporation
                            Condensed Balance Sheets


                                   December 31, 1998      December 31, 1997
Assets
Current Assets
 Cash and equivalents                  $  12,819,000          $  13,310,000
 Accounts receivable                         547,000              1,065,000
 Unbilled revenue                          2,448,000                231,000
 Inventories                               3,121,000              4,879,000
 Other current assets                        152,000                124,000
                                          19,087,000             19,609,000
Property and equipment                     5,076,000              5,053,000
Other assets                                 144,000                256,000
                                       $  24,307,000          $  24,918,000

Liabilities and Stockholder's Equity
Current Liabilities
 Capital lease obligation, current          $507,000               $475,000
 Accounts payable and other
  current liabilities                      1,748,000              1,884,000
                                           2,255,000              2,359,000
Capital lease obligation, long-term           40,000                499,000
Other liabilities                          1,404,000              1,303,000
Stockholder's equity                      20,608,000             20,757,000
                                         $24,307,000            $24,918,000


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